EXHIBIT 2.2

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708	Certificate to Accompany RESTATED ARTICLES (PURSUANT TO NRS 78.403 and 82.371)

Important: Read attached instructions before completing form

This Form is to Accompany Restated Articles of Incorporation
(Pursuant to NRS 78.403 or 82.371)
(This Form is also to be used to accompany Restated Articles for
Limited Liability Companies, Certificates of Limited Partnership
And Business Trusts)
- Remit in Duplicate -
5.    Name of Corporation:        BAD TOYS, INC.

6.    Indicate what changes have been made by checking the appropriate spaces.*

            The entity name has been amended.

            The resident agent has been changed.

    (attach Certificate of Acceptance from new resident agent)

            The purpose of the entity has been amended.

  X       The authorized shares have been amended.

            The directors, managers or general partners have been amended.

            The duration of the entity has been amended.

            IRS tax language has been added.

            Articles have been added to the articles or certificate.

            Articles have been deleted from the articles or certificate.

  X       None of the above apply. The articles or certificate have been amended as follows:

(provide article numbers, if available)

Article 4 amended to provide for more than one class of stock and the Certificate of Designation.

*This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering Articles of Incorporation, Articles of Organization or Certification of Limited Partnership.

IMPORTANT:    Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.403 RESTATED FORM 1999.01
Revised on: 01/31/02